EXHIBIT A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77879) of CSK Auto Corporation of our report dated June 30, 2008 relating to the financial statements and financial statement schedule of CSK Auto, Inc. Retirement Program, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
June 30, 2008